Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Micro Focus International plc:

We consent to the incorporation by reference in the registration statements (No. 333-228207 and No. 333-220291) on Form S-8 of Micro Focus International plc of our report dated February 20, 2019, with respect to the consolidated statement of financial position of Micro Focus International plc as of October 31, 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for the 18-month period then ended, and the related notes, which report appears in the October 31, 2018 annual report on Form 20-F of Micro Focus International plc.

Our report refers to our audit of the adjustments that were applied, and disclosures added, to retrospectively reflect discontinued operations and to retrospectively reflect changes in segment reporting in the 2017 and 2016 consolidated financial statements, as more fully described in Note 19 and Note 1, respectively, to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2017 and 2016 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP
London, United Kingdom
February 20, 2019